Exhibit 99.1

Massimo Group Announces CEO Appointment and Executive Chairman Transition

Garland, TX — April 20, 2026 — Massimo Group (NASDAQ: MAMO) today announced the appointment of Quenton Petersen as Chief Executive Officer, effective April 14, 2026. David Shan will transition to Executive Chairman and remain actively involved in the Company’s strategic direction and operations.

Mr. Petersen has been with Massimo Group for over nine years and has played a key role in the Company’s growth and development. “I’m honored to step into the CEO role at a pivotal time for Massimo Group,” said Quenton Petersen. “Over the past nine years, I’ve seen firsthand the strength of our manufacturing capabilities and our platform across utility vehicles and electric mobility.

As the industry evolves, we are seeing growing demand for more intelligent, application-driven solutions, and we believe our existing product lines provide a strong foundation to explore the integration of advanced technologies, including AI-enabled features.

We plan to evaluate opportunities to expand these platforms into additional use cases, such as facility operations support and smart mobility applications, while taking a disciplined and measured approach. I look forward to working with our team to build on our strengths and continue advancing the business over time.”

“Quenton has been instrumental to Massimo’s success, and I have full confidence in his leadership,” said David Shan. “I look forward to continuing to work closely with him and the team as Executive Chairman.”

About Massimo Group

Massimo Group is a U.S.-based provider of utility-focused powersports and recreational vehicles, serving agricultural, commercial, and recreational customers through a nationwide distribution network. Its product portfolio includes UTVs, ATVs, electric golf carts, scooters, and pontoon boats. Massimo Group is a technology-driven company focused on building scalable platforms across mobility, equipment, and emerging intelligent automation applications. MAMO continues to evaluate strategic opportunities to enhance its long-term growth through product innovation, commercialization, intelligent equipment upgrades, and operational expansion.